Exhibit 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
05/19/2011	Investors:	Kathy Martin, 630-623-7833
	Media:	Heidi Barker, 630-623-3791

McDONALD’S ANNOUNCES QUARTERLY CASH DIVIDEND

OAK BROOK, IL – On May 18, 2011, McDonald’s Board of Directors declared a quarterly cash dividend of $0.61 per share of common stock, payable on June 15, 2011, to shareholders of record at the close of business on June 1, 2011.

Upcoming Communications

McDonald’s Annual Shareholders’ Meeting will be webcast live on May 19, 2011 at 9:00 a.m. Central Time at www.investor.mcdonalds.com. An archived replay and podcast of the meeting will be available for a limited time.

Jim Skinner, Chief Executive Officer, will speak at 8:00 a.m. Eastern Time at Sanford Bernstein’s 27th Annual Strategic Decisions Conference in New York on June 1, 2011. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s tentatively plans to release May sales on June 8, 2011.

McDonald’s is the world’s leading global foodservice retailer with more than 32,000 locations serving approximately 64 million customers in 117 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

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